As filed with the Securities and Exchange Commission on January 17, 2017	Registration No. 333-81453
Registration No. 333-34095
Registration No. 333-135583

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-81453

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-34095

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-135583

UNDER

THE SECURITIES ACT OF 1933

RF INDUSTRIES, LTD.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	88-0168936 (I.R.S. Employer Identification No.)

7610 Miramar Road

San Diego, CA 92126

(858) 549-6340

(Address of principal executive offices)

Employment Agreement with Howard Hill dated January 21, 1998

Employment Agreement with Richard LaFay dated January 21, 1998

Employment Agreement with Leslie Perlman dated January 21, 1998

Consulting Agreement dated February 13, 1996

George Marks Employment Agreement dated December 6, 2004

(Full title of the plans)

Mark Turfler, Chief Financial Officer

RF INDUSTRIES, LTD.

7610 Miramar Road

San Diego, CA 92126

(858) 549-6340

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Istvan Benko

TroyGould PC

1801 Century Park East, Suite 1600

Los Angeles, California 90067

(310) 789-1226

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☒ Smaller reporting company
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (“Post-Effective Amendments”) filed by RF Industries, Ltd. (the “Company”) remove from registration shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) that remain unsold (the “Registered Securities”) under the following registration statements (each a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (Registration No. 333-81453), which was filed with the SEC on June 24, 1999, pertaining to the registration of 700,000 shares of Common Stock reserved for issuance under the Employment Agreements between the Company and Howard Hill, Richard LaFay and Leslie Perlman.

•	Registration Statement on Form S-8 (Registration No. 333-34095), which was filed with the SEC on August 21, 1997, pertaining to the registration of 50,000 shares of Common Stock reserved for issuance under that certain Consulting Agreement, dated February 13, 1996, between the Company and Neil G. Berkman.

•	Registration Statement on Form S-8 (Registration No. 333-135583), which was filed with the SEC on July 3, 2006, pertaining to the registration of 100,000 shares of Common Stock reserved for issuance under the Employment Agreement, dated December 6, 2004, between George Marks and the Company.

The Company is filing these Post-Effective Amendments to the Registration Statements to deregister all of the Registered Securities registered for sale that were not sold pursuant to the Registration Statements as of the date of these Post-Effective Amendments. In accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized,, in the City of San Diego, State of California, on January 17, 2017.

RF INDUSTRIES, LTD.

By:	/s/ HOWARD HILL
Howard Hill
Interim Chief Executive Officer

Note: No other person is required to sign these Post-Effective Amendments to the above-referenced Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.